Exhibit 99.1

April 10, 2020

Tremont Mortgage Trust
255 Washington Street
Newton, MA 02458
Attn: President and Chief Executive Officer

Management Agreement
dated as of September 18, 2017
Ladies and Gentlemen:
Reference is made to the captioned management agreement (the “Management Agreement”), and to that certain letter dated June 20, 2018 (the “Prior Letter”) regarding the Management Agreement, each by and between the Company and the Manager. Capitalized terms used and not otherwise defined in this letter are used with the meanings ascribed to such terms in the Management Agreement.
The purpose of this letter is to confirm our prior agreement that no Incentive Fee will be paid or payable to the Manager through the period ending June 30, 2020, and to correct and clarify the terms of the Prior Letter in that regard.
The Company and the Manager each acknowledges and agrees, by signing this letter, that the Management Agreement is in full force and effect and each party has complied with its obligations thereunder as of the date of this letter.
Sincerely,

TREMONT REALTY ADVISORS LLC

By: /s/ Matthew P. Jordan
Matthew P. Jordan,
Executive Vice President, Treasurer
and Chief Financial Officer

TREMONT MORTGAGE TRUST

By: /s/ David M. Blackman
David M. Blackman
President and Chief Executive Officer